Exhibit 2.1

FIRST AMENDMENT TO AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Amended and Restated Business Combination Agreement is made and entered into as of May    , 2024, by and among (i) TortoiseEcofin Acquisition Corp. III, a Cayman Islands exempted company incorporated with limited liability (“TortoiseCorp III”), (ii) TRTL Holding Corp., a Delaware corporation and a wholly owned subsidiary of TortoiseCorp III (“Pubco”), (iii) TRTL III First Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“TRTL Merger Sub”), (iv) OEE Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub”), and (v) One Energy Enterprises Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, TortoiseCorp III, Pubco, TRTL Merger Sub, Company Merger Sub, and the Company entered into that certain Amended and Restated Business Combination Agreement, dated as of February 14, 2024 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”); and

WHEREAS, the parties hereto desire to amend the Original Agreement to, (i) reduce the number of Sponsor Earnout Shares from 1,750,000 to 500,000, (ii) reflect the receipt of additional Sponsor Loans and (iii) remove the requirement that TortoiseCorp III have at least $5,000,001 of net tangible assets as a condition to the Closing.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendment to the Business Combination Agreement.

(a) The first sentence of Section 2.8 of the Original Agreement is hereby amended by deleting the number “1,750,000” and replacing it with “500,000”.

(b) Section 5.23 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.23 Sponsor Loans. The Company acknowledges that (i) TortoiseCorp III entered into various Loan and Transfer Agreements, dated December 10, 2023, February 15, 2024, April 11, 2024, and April 17, 2024 (each a “Loan and Transfer Agreement”), and a Subscription Agreement, dated April 25, 2024 (the “Subscription Agreement”), in each case, by and among TortoiseCorp III, the Sponsor, the Company and the lenders party thereto (collectively, the ”Lenders”), pursuant to which the Lenders loaned or contributed an aggregate of approximately $2.4 million to the Sponsor (collectively, the “Sponsor Loans”) and the Sponsor loaned such amounts to TortoiseCorp III, (ii) as additional consideration for the Sponsor Loans, the Sponsor agreed to transfer to the Lenders an aggregate of 1,016,000 of its TortoiseCorp III Class B Shares and TortoiseCorp III agreed to issue 200,000 shares of common stock of TortoiseCorp III or Pubco (or Pubco will issue such shares) to a certain Lender upon the closing of the Business Combination (collectively, such transferred or newly issued shares, the “Lender Shares”) and (iii) TortoiseCorp III may enter into additional Loan and Transfer Agreements and/or Subscription Agreements under the same terms and conditions as the aforementioned agreements after the date of this Agreement. The Company and Tortoise Corp III acknowledge and agree that the Lender Shares, or any Pubco Common Shares exchanged for the Lender Shares, may be granted piggyback registration rights and such shares shall not be subject to the

Sponsor Earnout in Section 2.8 hereof or the lock-up or other restrictions in the Sponsor Letter Agreement.

(c) Section 6.1(h) of the Original Agreement is hereby deleted in its entirety.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Section 8.2 (other than the first sentence) and Sections 8.3 to 8.18 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

TortoiseCorp III:

TORTOISEECOFIN ACQUISITION CORP. III

By:	/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

Pubco:

TRTL HOLDING CORP.

By:	/s/ Stephen Pang
Name: Stephen Pang
Title: Chief Executive Officer

Company Merger Sub:

OEE MERGER SUB INC.

By:	/s/ Stephen Pang
Name: Stephen Pang
Title: Chief Executive Officer

TRTL Merger Sub:

TRTL III FIRST MERGER SUB INC.

By:	/s/ Stephen Pang
Name: Stephen Pang
Title: Chief Executive Officer

The Company:

ONE ENERGY ENTERPRISES INC.

By:	/s/ Jereme Kent
Name: Jereme Kent
Title: Chief Executive Officer